FOR IMMEDIATE RELEASE DATE: DECEMBER 3, 2014	Filed Pursuant to Rule 433 Free Writing Prospectus Registration No. 333-200666 December 3, 2014

ARC Group Worldwide Posting of Company Presentation

DELAND, FL., December 3, 2014/PR Newswire/ — ARC Group Worldwide, Inc. (“the Company”) (NASDAQ: ARCW) a leading global provider of advanced manufacturing and 3D printing solutions, today announced the posting of its updated Company presentation, which is available for review and can be found at www.arcgroupworldwide.com/resources/ARCW-Investor-Presentation.pdf.

The Company has filed a registration statement (including a preliminary prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering of the Common Stock to which this presentation relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering.  You may obtain these documents free of charge by visiting the SEC online database (EDGAR) on the SEC’s website at www.sec.gov.  The Company’s registration statement on Form S-1 containing the preliminary prospectus, dated December 1, 2014, is available at the following link: http://www.sec.gov/Archives/edgar/data/826326/000104746914009637/a2222388zs-1.htm.  Alternatively, you may obtain a copy of the prospectus and any other publicly available documents from the Company by calling (303) 467-5236 or from Brean Capital by calling (212) 702-6500.

About ARC Group Worldwide, Inc.

ARC Group Worldwide, Inc. is a leading global advanced manufacturing and 3D printing service provider.  Founded in 1987, the Company offers its customers a compelling portfolio of advanced manufacturing technologies and cutting-edge capabilities to improve the efficiency of traditional manufacturing processes and accelerate their time to market.  In addition to being a world leader in metal injection molding (“MIM”), ARC has significant expertise in 3D printing and imaging, materials science, advanced tooling, automation, machining, stamping, plastic injection molding, lean manufacturing, and robotics.  For more information about ARC Group Worldwide, Inc. please visit ARC Group Worldwide.

Forward Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional factors that may affect future results, please see filings made by ARC with the Securities and Exchange Commission (“SEC”), including its registration statement on Form S-1, its Form 10-K for the fiscal year ended June 30, 2014 and Form 10-Q for the period ended September 28, 2014, as well as current reports on Form 8-K filed from time-to-time with the SEC.

CONTACT: Drew M. Kelley

PHONE: (303) 467-5236

Email: InvestorRelations@ArcGroupWorldwide.com